Exhibit 99.1

Pharmacopeia Announces Third Quarter 2006 Financial Results

Quarter Highlights Include Significant Progress Towards the Filing of an IND for
DARA and Advancing Partnerships

November 2, 2006 - Princeton, NJ - Pharmacopeia (NASDAQ: PCOP) today announced results for the quarter ended September 30, 2006, and highlighted several important therapeutic development and corporate milestones achieved since the completion of the second quarter:

•                  In August, Pharmacopeia had a pre-IND meeting for its DARA program with the U.S. Food and Drug Administration. The DARA program is Pharmacopeia’s lead internal program and addresses certain forms of hypertension and diabetic nephropathy.  The Company believes it is on track to meet its previously stated timeline of filing an IND and starting Phase I clinical trials by the end of the first quarter of 2007.

•                  Schering-Plough initiated a Phase I clinical trial in the United States with a new compound identified from the Pharmacopeia and Schering-Plough collaborations.  This compound has potential application in oncology. In addition, Schering—Plough and Pharmacopeia entered into an agreement to extend their collaborations until April 2007.  The terms of the extension call for Schering-Plough to continue to pay Pharmacopeia research funding for ten full-time chemistry employees until April 2007.

•                  Pharmacopeia earned a milestone payment of $2.0 million under its collaboration with Organon.  The milestone payment was triggered by Pharmacopeia’s delivery of two additional advanced lead compound series meeting stringent pharmacodynamic and pharmacokinetic requirements and demonstrating activity in relevant preclinical models of pain, in one case, and obesity in the other.  Pharmacopeia is entitled to receive further milestone payments from Organon if collaboration programs progress into and through clinical development.  Additionally, if therapeutic products are marketed based on compounds derived from the collaboration, Pharmacopeia will be entitled to receive royalties on sales.

•                  Subsequent to the end of the quarter, Pharmacopeia closed an underwritten offering raising aggregate proceeds of approximately $25.0 million. Net proceeds to Pharmacopeia after certain transaction costs of the offering were approximately $23.0 million upon the closing of this transaction on October 18, 2006. Through the offering, Pharmacopeia sold 5.8 million shares of newly issued common stock at a price of $4.28 per share to certain institutional investors.  The shares were priced at market based on the closing price on October 12, 2006.  As part of the transaction, the Company also agreed to sell warrants to purchase approximately 1.45 million additional shares of common stock at a purchase price of $0.125 with an exercise price of $5.14 per share. The warrants will remain exercisable during the period from April 19, 2007 through April 19, 2012.  Pharmacopeia intends to use net proceeds from the financing for general corporate purposes, which may include expenditures related to Pharmacopeia’s development and discovery programs and increasing its working capital.

“Pharmacopeia is successfully executing a strategy that balances our investment in our internal pipeline with the nearer-term revenue opportunities that are tied to our collaborative drug development programs,” stated Les Browne, Ph.D., Pharmacopeia’s President and Chief Executive Officer.  ”The numerous milestones we’ve achieved during the past year enabled our closing of a $25 million offering last month.  The funds raised through this financing will be instrumental in advancing our internal proprietary portfolio and expanding our drug development capabilities.”

THIRD QUARTER, 2006 FINANCIAL RESULTS

At September 30, 2006, Pharmacopeia had cash, cash equivalents and marketable securities of approximately $31.0 million.

Pharmacopeia’s net revenue was $6.3 million for the quarter ended September 30, 2006, compared to $3.9 million for the quarter ended September 30, 2005.  The increase in net revenue was primarily due to $3.0 million of milestones earned in the quarter ended September 30, 2006. For the nine-month period ended September 30, 2006, net revenue was $13.7 million, compared to $14.8 million for the same period in 2005.  The decrease in net revenue in 2006 was largely due to the reduction in funding from Pharmacopeia’s collaborations with Schering-Plough. The decrease was partially offset by revenue recognized from milestones received from the Schering-Plough and Organon collaborations and from Pharmacopeia’s new alliances with Cephalon and GSK.

In keeping with Pharmacopeia’s announced intention to increase its investment in proprietary research and development programs, the Company incurred proprietary research and development expense of $5.8 million in the quarter ended September 30, 2006, compared to $2.7 million in the same period in 2005, an increase of 112%. For the nine-month period ended September 30, 2006, proprietary research and development expenses increased to $17.6 million, compared to $7.4 million for the same period in 2005.  This increase in the nine-month period in 2006 was partially due to Pharmacopeia’s in-licensing of the DARA program, for which the Company recorded a $2.0 million non-cash charge in the first quarter of 2006. Exclusive of this non-cash charge, proprietary research and development expense increased 110% for the nine-month period ended September 30, 2006 compared to the same period in 2005. This increase was due to costs related to preclinical development studies for the DARA program and resources expended on the JAK3 program, the Adenosine A2A program and the CCR1 program, and the recognition of share-based compensation costs associated with Pharmacopeia’s adoption of Statement of Financial Accounting Standards No. 123 (as revised) “Share-Based Payment” (SFAS 123R) on January 1, 2006.

Sales, general and administrative expense was $2.1 million for the quarter ended September 30, 2006, compared to $2.0 million for the same period in 2005, an increase of 5%. The increase was largely due to Pharmacopeia’s adoption of Statement of Financial Accounting Standards No. 123 (as revised) “Share-Based Payment” (SFAS 123R) on January 1, 2006.  Sales, general and administrative expense was $7.0 million for the nine months ended September 30, 2006, compared to $7.9 million for the same period in 2005, a decrease of 11%. The nine-month period ended September 30, 2005 included the recording of a one-time charge of approximately $1.0 million related to the severance cost from the departure of the Company’s former Chief Operating Officer.

Pharmacopeia reported a net loss of $4.7 million, or ($0.31) per share, for the quarter ended September 30, 2006. The Company recorded a net loss of $4.7 million, or ($0.33) per share, for the same quarter in 2005.  For the nine months ended September 30, 2006, Pharmacopeia recorded a net loss of $19.6 million, or ($1.28) per share. Pharmacopeia recorded a net loss of $14.1 million, or ($1.08) per share for the same nine-month period in 2005.

2006 MILESTONES

Previously, Pharmacopeia provided the following milestone goals for 2006:

•                  Ending the year with $30.0 million to $35.0 million in cash, cash equivalents, and marketable securities;

•                  Advancing two internal product candidates into preclinical development; and

•                  Entering into a strategic partnership with significant retained rights.

Pharmacopeia’s recent financing, combined with the earned milestone and collaborative payments received to date in 2006, will allow the Company to exceed its stated cash goal for the year.  Pharmacopeia now expects to end the year with $45.0 million to $50.0 million in cash, cash equivalents, and marketable securities. Through Pharmacopeia’s newest alliances with GSK and Cephalon, both of which were announced earlier this year, the Company has already achieved its goal of entering into new strategic partnerships with significant retained rights.  The Company’s in-licensing of the DARA program places one internal product candidate into preclinical development. Significant progress has been made on other proprietary programs, and the Company believes that advancement of a second internal candidate into preclinical development will occur in 2007.

Further details regarding Pharmacopeia’s third quarter results will be presented in a conference call on November 2, 2006 at 5:00 p.m. Eastern Time. Dr. Les Browne, President and Chief Executive Officer, and Mr. Brian Posner, Executive Vice President and Chief Financial Officer, will host the call. Forward-looking and material information may be discussed on this conference call.

Date: November 2, 2006
Time: 5:00 p.m. EST
Domestic Callers: (800) 479-9001
International Callers: (719) 457-2618
Confirmation Code: 6526460
Name of Conference: Pharmacopeia’s Third Quarter 2006 Financial Results
Webcast information can be accessed by visiting www.pharmacopeia.com

A replay of the conference call can be accessed by dialing toll-free (888) 203-1112 in the U.S., or (719) 457-0820 outside the U.S.  The access code for the replay is 6526460. A replay of the webcast will also be accessible on Pharmacopeia’s website on the “Investors” page at http://www.pharmacopeia.com. The replays will be available for two weeks.

ABOUT PHARMACOPEIA

Pharmacopeia is committed to creating and delivering novel therapeutics to address significant medical needs using proprietary technologies and processes. The Company is advancing multiple internal programs towards validation in clinical trials.  Pharmacopeia’s later stage portfolio currently comprises multiple partnered programs that have been advanced into clinical trials with further programs in preclinical development. The Company also has several internal programs — one in preclinical development and several in advanced optimization — as well as multiple partnered programs in discovery that are expected to drive the Company’s clinical portfolio in the future.

Contact:
Brian M. Posner
Executive Vice President and Chief Financial Officer
(609) 452-3643
irreq@pcop.com

# # #

This press release, and oral statements made with respect to information contained in this press release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, goal, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the successful implementation of Pharmacopeia’s strategic plans, Pharmacopeia’s plans to develop its DARA program and file an IND with respect to the program, Pharmacopeia’s ability to successfully perform under its collaborations with Cephalon and GlaxoSmithKline, Pharmacopeia’s ability to build its pipeline of novel drug candidates through its own internally-funded drug discovery programs, third party collaborations and in-licensing, the continuation and funding level of such continuation of Pharmacopeia’s existing drug discovery collaboration with N.V. Organon, Pharmacopeia’s intentions regarding the establishment of new drug discovery collaborations with leading pharmaceutical and biotechnology organizations, Pharmacopeia’s ability to raise additional capital, Pharmacopeia’s expectations concerning the development priorities of its collaborators, their ability to successfully develop compounds and its receipt of milestones and royalties from the collaborations, Pharmacopeia’s anticipated operating results, financial condition, liquidity and capital resources, Pharmacopeia’s expectations concerning the legal protections afforded by U.S. and international patent law, Pharmacopeia’s ability to pursue the development of new compounds and other business matters without infringing the patent rights of others, additional competition, and changes in economic conditions.

Further information about these and other relevant risks and uncertainties may be found in Pharmacopeia’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Pharmacopeia urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Pharmacopeia at http://www.pharmacopeia.com. All forward-looking statements in this press release and oral statements made with respect to information contained in this press release are qualified entirely by the cautionary statements included in this press release and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this press release. Pharmacopeia undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

Tables to follow

PHARMACOPEIA DRUG DISCOVERY, INC.
SELECTED  FINANCIAL DATA
(Dollars in thousands, except share data)
Statements of Operations

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)

Net revenue	$6,257	$3,908	$13,665	$14,830

Collaborative research and development expense	3,448	4,145	9,760	14,387
Proprietary research and development expense	5,801	2,730	17,561	7,426
Sales, general and administrative expense	2,130	2,038	7,001	7,864
Restructuring and other charges (credits)	—	—	(88)	—
Interest and other income, net	(419)	(275)	(1,033)	(781)
	10,960	8,638	33,201	28,896
Loss before income taxes	(4,703)	(4,730)	(19,536)	(14,066)
Provision for income taxes	9	7	37	21
Net loss	$(4,712)	$(4,737)	$(19,573)	$(14,087)

Net loss per share:
- Basic and diluted	$(0.31)	$(0.33)	$(1.28)	$(1.08)

Weighted average number of common stock outstanding:
- Basic and diluted	15,297,476	14,264,615	15,244,905	13,023,929

PHARMACOPEIA DRUG DISCOVERY, INC.
SELECTED  FINANCIAL DATA
(Dollars in thousands)
Balance Sheets

	September 30,	December 31,
	2006	2005
	(unaudited)

Cash, cash equivalents and marketable securities	$31,015	$30,366
Accounts receivable, net	2,008	2,256
Other assets, net	14,492	13,397
Total assets	$47,515	$46,019

Current liabilities	$13,218	$8,862
Long-term liabilities and reserves	15,360	1,904
Total stockholders’ equity	18,937	35,253
Total liabilities and stockholders’ equity	$47,515	$46,019